Exhibit 99.2

Reconciliation of Non-GAAP Measures

In the following tables, the Company has presented certain financial measures and ratios identified as non-GAAP. The Company believes this non-GAAP information is a useful measure to investors because it allows for a more direct comparison of the Company’s performance for 2015 as compared with prior years and is useful in assessing the Company’s progress in achieving its long-term financial objectives. The following represents a reconciliation of the non-GAAP measures:

	2015	2014	2013
	($ in millions, except per share amounts)
Sales	$7,412	$7,151	$6,505
Pre-tax income:
Income before income taxes	$837	$809	$663
Pre-tax amounts excluded from GAAP:
Pension litigation charge	100	—	—
Impairment and other charges	5	4	2
Runners Point Group integration and acquisition costs	—	2	6
Gain on sale of real estate	—	(4)	—
Total pre-tax amounts excluded	105	2	8
Income before income taxes (non-GAAP)	$942	$811	$671
Calculation of Earnings Before Interest and Taxes (EBIT):
Income before income taxes	$837	$809	$663
Interest expense, net	4	5	5
EBIT	$841	$814	$668
Income before income taxes (non-GAAP)	$942	$811	$671
Interest expense, net	4	5	5
EBIT (non-GAAP)	$946	$816	$676
EBIT margin %	11.3%	11.4%	10.3%
EBIT margin % (non-GAAP)	12.8%	11.4%	10.4%
After-tax income:
Net income	$541	$520	$429
After-tax amounts excluded from GAAP:
Pension litigation charge	61	—	—
Impairment and other charges	4	3	1
Runners Point Group acquisition and integration costs	—	2	5
Gain on sale of property	—	(3)	—
Settlement of foreign tax audits	—	—	(3)
Net income (non-GAAP)	$606	$522	$432
Net income margin %	7.3%	7.3%	6.6%
Net income margin % (non-GAAP)	8.2%	7.3%	6.6%
Diluted earnings per share:
Net income	$3.84	$3.56	$2.85
Pension litigation charge	0.43	0.02	0.01
Impairment and other charges	0.02	—	—
Runners Point Group acquisition and integration costs	—	0.01	0.03
Gain on sale of property	—	(0.01)	—
Settlement of foreign tax audits	—	—	(0.02)
Net income (non-GAAP)	$4.29	$3.58	$2.87

The Company estimates the tax effect of the non-GAAP adjustments by applying its marginal tax rate to each of the respective items.

When assessing Return on Invested Capital (“ROIC”), the Company adjusts its results to reflect its operating leases as if they qualified for capital lease treatment. Operating leases are the primary financing vehicle used to fund store expansion and, therefore, we believe that the presentation of these leases as if they were capital leases is appropriate. Accordingly, the asset base and net income amounts are adjusted to reflect this in the calculation of ROIC. ROIC, subject to certain adjustments, is also used as a measure in executive long-term incentive compensation.

The closest U.S. GAAP measure is Return on Assets (“ROA”) and is also represented below. ROA remained unchanged compared with the prior year. Our ROIC improvement is due to an increase in our non-GAAP earnings before interest and income taxes, partially offset by an increase in our average invested capital, primarily related to an increase in capitalized operating leases. This reflected the inclusion of the new headquarters lease and the effect of opening larger stores supporting the various shop-in-shop initiatives.

	2015	2014	2013
ROA (1)	14.7%	14.7%	12.5%
ROIC % (non-GAAP)(2)	15.8%	15.0%	14.1%

(1)	Represents net income of $541 million, $520 million, and $429 million divided by average total assets of $3,678 million, $3,532 million, and $3,427 million for 2015, 2014, and 2013, respectively.
(2)	See below for the calculation of ROIC.

	2015	2014	2013
	($ in millions)
EBIT (non-GAAP)	$946	$816	$676
+ Rent expense	640	635	600
- Estimated depreciation on capitalized operating leases (3)	(498)	(482)	(443)
Net operating profit	1,088	969	833
- Adjusted income tax expense (4)	(391)	(347)	(298)
= Adjusted return after taxes	$697	$622	$535
Average total assets	$3,678	$3,532	$3,427
- Average cash, cash equivalents and short-term investments	(994)	(917)	(898)
- Average non-interest bearing current liabilities	(697)	(659)	(630)
- Average merchandise inventories	(1,268)	(1,235)	(1,194)
+ Average estimated asset base of capitalized operating leases (3)	2,346	2,093	1,829
+ 13-month average merchandise inventories	1,337	1,325	1,269
= Average invested capital	$4,402	$4,139	$3,803
ROIC %	15.8%	15.0%	14.1%

(3)	The determination of the capitalized operating leases and the adjustments to income have been calculated on a lease-by-lease basis and have been consistently calculated in each of the years presented above. Capitalized operating leases represent the best estimate of the asset base that would be recorded for operating leases as if they had been classified as capital or as if the property were purchased. The present value of operating leases is discounted using various interest rates ranging from 2.5 percent to 14.5 percent, which represent the Company’s incremental borrowing rate at inception of the lease.

(4)	The adjusted income tax expense represents the marginal tax rate applied to net operating profit for each of the periods presented.